Exhibit l.3

Stradley Ronon Stevens & Young, LLP

191 North Wacker Drive, Suite 1601

Chicago, Illinois 60606

October 3, 2016

Nuveen Senior Income Fund

333 West Wacker Drive

Chicago, Illinois 60606

Nuveen Senior Income Fund

As counsel for Nuveen Senior Income Fund (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333- 212240 and 811-09571) on September 20, 2016, and to the references to our firm under the heading “Legal Opinions and Experts” in the Prospectus and “Legal Opinion” and “Tax Matters” in the Statement of Additional Information.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

STRADLEY RONON STEVENS & YOUNG, LLP